Morgan Stanley Finance LLC

March 2024

Pricing Supplement No. 1,508

Registration Statement Nos. 333-275587; 333-275587-01

Dated March 27, 2024

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due April 2, 2029

Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket. However, if the basket has depreciated in value, investors will lose 1% for every 1% decline in the value of the basket over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you may lose your entire investment. These long-dated PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income in exchange for the leverage feature. Investors may lose their entire initial investment in the PLUS. The PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These PLUS are not secured obligations, and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	April 2, 2029
Original issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Pricing date:	March 27, 2024
Original issue date:	April 5, 2024 (7 business days after the pricing date)
Aggregate principal amount:	$3,739,000
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value*	Multiplier*
S&P 500® Equal Weight Index (the “SPW Index”)		SPW	50%	6,845.97	0.007303567
Russell 1000® Index (the “RIY Index”)		RIY	50%	2,878.486	0.017370243
We refer to each of the SPW Index and the RIY Index as an underlying index and, together, as the basket components.
Payment at maturity (per PLUS):

￭If the final basket value is greater than the initial basket value:

$1,000 + the leveraged upside payment

￭If the final basket value is less than or equal to the initial basket value:

($1,000 x basket performance factor)

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $1,000.

Leveraged upside payment:	$1,000 × leverage factor × basket percent change
Leverage factor:	130%
Basket percent change:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	Final basket value / initial basket value
Maximum payment at maturity:	None
Initial basket value:

100, which is equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each of the basket components, each of which was determined on the pricing date.

Final basket value:	The basket closing value on the valuation date.
Valuation date:	March 27, 2029, subject to postponement for non-index business days and certain market disruption events.
Basket closing value:

The basket closing value on any day is the sum of the products of (i) the basket component closing value of each of the basket components and (ii) the applicable multiplier for such basket component on such date.

Basket component closing value:	In the case of each underlying index, the index closing value of such underlying index.
Multiplier:

The multipliers were set on the pricing date based on each basket component’s respective initial basket component value so that each basket component represents its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the PLUS. See “Basket—Multiplier” above.

Listing:	The PLUS will not be listed on any securities exchange.
CUSIP / ISIN:	61776LGL5 / US61776LGL53
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$956.30 per PLUS. See “Investment Overview” on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per PLUS	$1,000	$2.50	$997.50
Total	$3,739,000	$9,347.50	$3,729,652.50

(1)The PLUS will be sold only to investors purchasing the PLUS in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the PLUS that it purchases from us to an unaffiliated dealer at a price of $997.50 per PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per PLUS. MS & Co. will not receive a sales commission with respect to the PLUS. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(3)See “Use of proceeds and hedging” on page 14.

The PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated February 22, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the PLUS” and “Additional Information About the PLUS” at the end of this document.

References to “we,” “us,” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2023 Index Supplement dated November 16, 2023 Prospectus dated February 22, 2024

Morgan Stanley Finance LLC

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due April 2, 2029

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due April 2, 2029 (the “PLUS”) can be used:

￭As an alternative to direct exposure to the basket that enhances returns for any positive performance of the basket

￭To enhance returns and potentially outperform the basket in a bullish scenario

￭To achieve similar levels of upside exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately 5 years
Leverage factor:	130%
Minimum payment at maturity:	None. You could lose your entire initial investment in the PLUS.
Maximum payment at maturity:	None
Basket component weightings:	50% for the SPW Index and 50% for the RIY Index
Interest:	None

The original issue price of each PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the PLUS, which are borne by you, and, consequently, the estimated value of the PLUS on the pricing date is less than $1,000. We estimate that the value of each PLUS on the pricing date is $956.30.

What goes into the estimated value on the pricing date?

In valuing the PLUS on the pricing date, we take into account that the PLUS comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the PLUS?

In determining the economic terms of the PLUS, including the leverage factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the PLUS?

The price at which MS & Co. purchases the PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time.

March 2024 Page 2

Morgan Stanley Finance LLC

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due April 2, 2029

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The PLUS offer leveraged exposure to any positive performance of the basket. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket. However, if the basket has depreciated in value, investors will lose 1% for every 1% decline in the value of the basket over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the PLUS. All payments on the PLUS are subject to our credit risk.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for any potential positive performance relative to a direct investment in the basket.
Upside Scenario	The basket increases in value, and, at maturity, the PLUS redeem for the stated principal amount of $1,000 plus 130% of the basket percent change.
Par Scenario	The final basket value is equal to the initial basket value. In this case, you receive the stated principal amount of $1,000 at maturity.
Downside Scenario

The basket declines in value, and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline in the value of the basket over the term of the PLUS. For example, if the final basket value is 30% less than the initial basket value, the PLUS will redeem at maturity for a loss of 30% of the principal at $700, or 70% of the stated principal amount. There is no minimum payment at maturity on the PLUS, and you could lose your entire investment.

March 2024 Page 3

Morgan Stanley Finance LLC

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due April 2, 2029

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	130%
Minimum payment at maturity:	None

PLUS Payoff Diagram

The Basket
The PLUS
PLUS Zone
$1,000 Stated
Principal Amount
Payment at Maturity on the PLUS
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Basket Percent Change

How it works

￭Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $1,000 stated principal amount plus 130% of the appreciation of the basket over the term of the PLUS.

￭If the basket appreciates 2%, the investor would receive a 2.60% return, or $1,026 per PLUS.

￭Par Scenario. If the final basket value is equal to the initial basket value, the investor would receive the $1,000 stated principal amount.

￭Downside Scenario. If the final basket value is less than the initial basket value, the investor would receive an amount that is less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the value of the basket. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.

￭If the basket depreciates 60%, the investor would lose 60% of their principal and receive only $400 per PLUS at maturity, or 40% of the stated principal amount.

March 2024 Page 4

Morgan Stanley Finance LLC

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due April 2, 2029

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

Risks Relating to an Investment in the PLUS

￭The PLUS do not pay interest or guarantee return of any principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final basket value is less than the initial basket value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the full decline in the value of the basket over the term of the PLUS. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire initial investment in the PLUS.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility (frequency and magnitude of changes in value) and dividend yield of the basket components, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket components or equities markets generally and which may affect the final basket value, and any actual or anticipated changes to our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the PLUS will be affected by the other factors described above. The values of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Basket Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

￭The PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS. You are dependent on our ability to pay all amounts due on the PLUS at maturity and therefore you are subject to our credit risk. The PLUS are not guaranteed by any other entity. If we default on our obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the PLUS.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the PLUS is not linked to the value of the basket at any time other than the valuation date. The final basket value will be based on the basket closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the basket appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop. Although the actual value of the basket on the stated maturity date or at other times during the term of the PLUS may be higher than the basket closing value on the valuation date, the payment at maturity will be based solely on the basket closing value on the valuation date.

￭Investing in the PLUS is not equivalent to investing in the basket components. Investing in the PLUS is not equivalent to investing directly in the basket components or any of the component stocks of the SPW Index or the RIY Index. As an investor in the PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any of the component stocks of the SPW Index or the RIY Index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the

March 2024 Page 5

Morgan Stanley Finance LLC

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due April 2, 2029

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the PLUS than those generated by others, including other dealers in the market, if they attempted to value the PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your PLUS in the secondary market (if any exists) at any time. The value of your PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. may, but is not obligated to, make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the PLUS. As calculation agent, MS & Co. will determine the initial basket component values, the multipliers and the final basket value, and will calculate the basket percent change and the amount of cash you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket component closing value in the event of a market disruption event or discontinuance of an underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—General Terms of PLUS—Postponement of Valuation Date(s),” “—Alternate Exchange Calculation in case of an Event of Default,” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the PLUS on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the basket components or component stocks of the SPW Index or the RIY Index), including trading in the stocks that constitute the SPW Index or the RIY Index as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the SPW Index or the RIY Index and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial

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Morgan Stanley Finance LLC

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due April 2, 2029

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

basket component values of the basket components, and, therefore, could increase the values at or above which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the values of the basket components on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Basket Components

￭Changes in the values of the basket components may offset each other. Value movements in the basket components may not correlate with each other. At a time when the value of one basket component increases, the value of the other basket component may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the valuation date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of the other basket component.

￭Adjustments to the basket components could adversely affect the value of the PLUS. The publisher of each underlying index can add, delete or substitute the stocks underlying such index, and can make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the PLUS. In addition, an index publisher may discontinue or suspend calculation or publication of the relevant underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for such index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index for such index, the payment at maturity on the PLUS will be an amount based on the closing prices on the valuation date of the securities constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to discontinuance of such index.

March 2024 Page 7

Morgan Stanley Finance LLC

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due April 2, 2029

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Basket Overview

The basket consists of the S&P 500® Equal Weight Index (the “SPW Index”) and the Russell 1000® Index (the “RIY Index”) and offers exposure to price movements in U.S. equity markets.

S&P 500® Equal Weight Index. The S&P 500® Equal Weight Index is the equal-weight version of the S&P 500® Index. The index includes the same constituents as the capitalization-weighted S&P 500® Index, but each company in the S&P 500® Equal Weight Index is allocated a fixed weight of 0.2% of the index total at each quarterly rebalancing. Therefore, the performance of the S&P 500® Equal Weight Index will differ, perhaps materially, from the performance of the S&P 500® Index, which is weighted unevenly based on market capitalization.

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Equal Weight Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

Russell 1000® Index. The Russell 1000® Index is an index calculated, published and disseminated by FTSE International Limited (“FTSE Russell”), and measures the capitalization-weighted price performance of 1,000 U.S. large-capitalization stocks listed on eligible U.S. exchanges. The companies included in the Russell 1000® Index are the 1,000 largest companies that form the Russell 3000E™ Index. The Russell 1000® Index represents approximately 89% of the U.S. equity market. For additional information about the Russell 1000® Index, see the information set forth under “Russell Indices—Russell 1000® Index” in the accompanying index supplement.

March 2024 Page 8

Morgan Stanley Finance LLC

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due April 2, 2029

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Information as of market close on March 27, 2024:

Basket Component Information as of March 27, 2024
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52-Week High	52-Week Low
SPW Index	SPW	6,845.97	5,668.47	(on 3/27/2024): 6,845.97	(on 10/27/2023): 5,426.22
RIY Index	RIY	2,878.486	2,178.956	(on 3/27/2024): 2,878.486	(on 3/28/2023): 2,175.980

The following graph is calculated based on an initial basket value of 100 on January 1, 2019 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the terms of the PLUS, nor does it attempt to show your expected return on an investment in the PLUS. The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2019 to March 27, 2024

The following graphs set forth the daily closing values of each of the basket components for the period from January 1, 2019 through March 27, 2024. The related tables set forth the published high and low closing values, as well as end-of-quarter closing values, for each of the basket components for each quarter in the same period. The closing values for each of the basket components on March 27, 2024 were: (i) in the case of the SPW Index, 6,845.97, and (ii) in the case of the RIY Index, 2,878.486. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical values of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the valuation date.

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Morgan Stanley Finance LLC

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due April 2, 2029

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P 500® Equal Weight Index Daily Index Closing Values January 1, 2019 to March 27, 2024

S&P 500® Equal Weight Index	High	Low	Period End
2019
First Quarter	4,253.57	3,636.87	4,237.14
Second Quarter	4,385.66	4,073.60	4,372.34
Third Quarter	4,466.75	4,145.38	4,382.50
Fourth Quarter	4,696.84	4,215.06	4,691.02
2020
First Quarter	4,806.72	2,921.93	3,418.87
Second Quarter	4,585.77	3,249.21	4,138.74
Third Quarter	4,620.87	4,078.95	4,396.19
Fourth Quarter	5,182.04	4,334.25	5,182.04
2021
First Quarter	5,782.19	5,101.09	5,752.06
Second Quarter	6,175.34	5,814.31	6,124.90
Third Quarter	6,379.51	5,952.10	6,086.19
Fourth Quarter	6,616.06	6,127.42	6,605.87
2022
First Quarter	6,664.65	6,003.29	6,397.74
Second Quarter	6,450.24	5,288.19	5,453.53
Third Quarter	6,184.25	5,167.33	5,167.33
Fourth Quarter	6,039.80	5,200.86	5,739.53
2023
First Quarter	6,290.76	5,585.79	5,878.10
Second Quarter	6,081.96	5,657.33	6,081.96
Third Quarter	6,292.81	5,730.30	5,754.77
Fourth Quarter	6,427.69	5,426.22	6,402.89
2024
First Quarter (through March 27, 2024)	6,845.97	6,239.42	6,845.97

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

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Morgan Stanley Finance LLC

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due April 2, 2029

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Russell 1000® Index Daily Index Closing Values January 1, 2019 to March 27, 2024

Russell 1000® Index	High	Low	Period End
2019
First Quarter	1,582.110	1,351.871	1,570.230
Second Quarter	1,635.815	1,520.385	1,629.020
Third Quarter	1,677.128	1,572.567	1,644.181
Fourth Quarter	1,789.563	1,595.349	1,784.208
2020
First Quarter	1,875.239	1,224.447	1,416.492
Second Quarter	1,791.383	1,352.659	1,717.468
Third Quarter	1,989.080	1,726.721	1,872.698
Fourth Quarter	2,120.869	1,825.666	2,120.869
2021
First Quarter	2,246.584	2,089.724	2,238.170
Second Quarter	2,421.136	2,266.375	2,421.136
Third Quarter	2,547.696	2,390.315	2,418.158
Fourth Quarter	2,660.439	2,412.427	2,645.909
2022
First Quarter	2,660.783	2,299.139	2,501.293
Second Quarter	2,531.905	2,009.940	2,075.957
Third Quarter	2,371.043	1,972.291	1,972.291
Fourth Quarter	2,239.123	1,969.248	2,105.902
2023
First Quarter	2,305.002	2,089.033	2,253.360
Second Quarter	2,436.931	2,218.130	2,436.931
Third Quarter	2,518.419	2,340.420	2,351.354
Fourth Quarter	2,631.330	2,250.707	2,622.137
2024
First Quarter (through March 27, 2024)	2,878.486	2,573.834	2,878.486

“Russell 1000® Index” is a trademark of FTSE Russell. For more information, see “Russell Indices” in the accompanying index supplement.

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Morgan Stanley Finance LLC

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due April 2, 2029

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	With respect to the SPW Index, S&P® Dow Jones Indices LLC, or any successor thereof. With respect to the RIY Index, FTSE Russell, or any successor thereof.
Index closing value

With respect to the SPW Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the official closing value of the SPW Index, or any successor index as defined under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement, published at the regular official weekday close of trading on such index business day by the underlying index publisher for the SPW Index, as determined by the calculation agent. In certain circumstances, the index closing value for the SPW Index will be based on the alternate calculation of the SPW Index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement.

With respect to the RIY Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the closing value of the RIY Index, or any successor index reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day. In certain circumstances, the index closing value for the RIY Index will be based on the alternate calculation of the RIY Index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement. The closing value of the RIY Index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the RIY Index published by the underlying index publisher for the RIY Index.

Postponement of maturity date:

If the valuation date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such valuation date as postponed.

Bull market or bear market PLUS:	Bull Market PLUS
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the PLUS to the trustee for delivery to the depositary, as holder of the PLUS, on the maturity date.

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Morgan Stanley Finance LLC

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due April 2, 2029

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the PLUS
Additional Information:
Minimum ticketing size:	$1,000 / 1 PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the PLUS.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement

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Morgan Stanley Finance LLC

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due April 2, 2029

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the PLUS borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the PLUS.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the PLUS by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the basket components, in futures and/or options contracts on the basket components or component stocks of the SPW Index and the RIY Index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial basket component values of the basket components, and, therefore, could increase the values at or above which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the PLUS, including on the valuation date, by purchasing and selling the stocks constituting the SPW Index and the RIY Index, futures and/or options contracts on the basket components or component stocks of the SPW Index and the RIY Index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the values of the basket components, and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the PLUS that it purchases from us to an unaffiliated dealer at a price of $997.50 per PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per PLUS. MS & Co. will not receive a sales commission with respect to the PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the PLUS:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such PLUS will be valid and binding obligations of MSFL and the

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Morgan Stanley Finance LLC

PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Indices due April 2, 2029

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 22, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 22, 2024.

Where you can find more information:

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated February 22, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MSFL and/or Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for PLUS dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated February 22, 2024

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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